September 27, 2022	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS AUGUST 2022 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for August 2022, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Advisor retention and recruiting remain strong, although client assets declined primarily due to the lower equity markets,” said Chair and CEO Paul Reilly. “As expected, clients’ domestic cash sweep balances decreased in August and have declined further in September predominantly due to client cash sorting activity. Investment banking revenues improved compared to the preceding month and the M&A pipeline remains healthy, but the timing of closings is largely dependent on market conditions.”

Selected Key Metrics

	As of			% change from
$ in billions	August 31, 2022	August 31, 2021	July 31, 2022	August 31, 2021	July 31, 2022
Client assets under administration	$1,163.7	$1,207.7	$1,189.3	(4)%	(2)%
Private Client Group assets under administration	$1,107.5	$1,143.6	$1,131.8	(3)%	(2)%
Private Client Group assets in fee-based accounts	$626.9	$643.5	$643.0	(3)%	(3)%
Financial assets under management	$187.0	$197.8	$192.4	(5)%	(3)%

Bank loans, net	$42.8	$25.0	$42.3	71%	1%

Clients’ domestic cash sweep balances	$68.8	$65.6	$72.6	5%	(5)%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,600 financial advisors. Total client assets are $1.16 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.